UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP JCP SINGLE-ASSET PARTNERSHIP, LP JCP INVESTMENT PARTNERS, LP JCP INVESTMENT HOLDINGS, LLC JCP INVESTMENT MANAGEMENT, LLC JAMES C. PAPPAS BRETT W. FRAZIER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP Investment Management”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying GOLD proxy card to be used to solicit votes for the election of JCP Investment Management’s slate of two highly-qualified director nominees to the Board of Directors of Casella Waste Systems, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On October 8, 2015, the Rutland Herald published the following article:

Texas Firm Makes A Move On Casella Waste

By Gordon Dritschilo
STAFF WRITER | October 08, 2015

A Texas-based investment firm is trying to take over Casella Waste Management, the state’s largest trash hauler.

JCP Investment Partnerships, which has bought 5.7 percent of the company, is lobbying shareholders to vote a slate of candidates onto the Casella board of directors at the company’s annual meeting Nov. 6, with the stated goal of replacing John Casella as chairman and CEO.

James Pappas, managing member of JCP and one of the candidates to replace John Casella, says the company is undervalued due to Casella’s mismanagement.

“What we’re trying to do is really focus folks,” Pappas said Wednesday. “It takes a while to go through the SEC filings and put together what’s been going on in the company over the last 20 years. The amount of debt the company’s taken on — it’s tremendous.”

Pappas noted that Casella’s stock debuted at $18 a share in 1997 and is in the $6 range now. He said earnings have been stagnant for a decade despite heavy expenditures, and the company repeatedly misses its financial projections.

Pappas also questioned Casella’s financial dealings, particularly giving more than $80 million in business to Casella Construction, a separate company owned by the Casella family, and making a $1 million loan to a former executive at better terms than the company was getting to borrow money.

Pappas has made his case in an open letter to shareholders and a website, www.fixcasella.com.

JCP appears to be following a playbook Pappas has previously used with other companies, including The Pantry, a grocery chain in the Carolinas, and Morgan’s, an Ohio-area KFC and Taco Bell franchisee.

John Casella could not be reached for comment Wednesday, but issued a statement through a New York City-based publicity firm, Sard, Verbinnen & Co. He called Pappas “an activist investor with no waste-management experience and whose only proposals have been to sell the company and add himself and a handpicked nominee to the board of directors.”

Casella’s statement says Pappas only started accumulating Casella stock last year — though JCP materials say the company has been investing in Casella since 2010. Casella added that the company uses a “competitive, independent and arm’s length process” to select construction contractors, getting the company better deals.

“It is unfortunate he is choosing to conduct a disruptive, lengthy and costly proxy contest during a time in which Casella Waste Systems has achieved significant progress and momentum in executing on its strategy, improving its financial and operating performance and growing stockholder value,” Casella wrote in his statement.

His PR firm also provided materials saying Casella brought on a new management team in 2012, and that while revenues, at roughly $535 million, may be below the 10-year peak in 2008, they are up about $80 million from the 10-year low in 2013.

Jamie Stewart, executive director of the Rutland Economic Development Corp., said Casella plays a role in the community akin to that of Green Mountain Power.

“Casella has been a great corporate partner for a lot of years,” Stewart said. “They’ve spent a lot of time with their people sitting on various boards. They support things financially. The biggest contribution they’ve made is all the people they’ve hired and employed.”

He said Casella was one of the top 10 employers in the community, but also an integral part of the community.

“When was the last time you went to an event at the Paramount or Spartan Arena or anywhere that you didn’t see Casella as a sponsor?” Stewart said. “They support academic institutions. They support community organizations. They have been an important community partner.”

Asked how his management philosophy took a company’s role in the community into account, Pappas replied that he was not the sort of investor to gut a company and move on. He said his focus would be to have the company “rationalize” its operations to bring down costs and allow more spending on growth.

“I look at the performance of the company today and governance first,” he said. “Then I turn around and look at the company itself and say ‘What can the company do to be better at what they do?’”

gordon.dritschilo @rutlandherald.com

Source: Rutland Herald. The Rutland Herald is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.